CONTENTS

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

3           INDEPENDENT AUDITORS' REPORT

4-32        FINANCIAL STATEMENTS

4           Consolidated Balance Sheets

5           Consolidated Statements of Earnings

6           Consolidated Statements of Changes in Stockholder's Equity

7-8         Consolidated Statements of Cash Flows

9-32        Notes to Consolidated Financial Statements

34-35       MANAGEMENT'S REPORT ON INTERNAL CONTROLS AND COMPLIANCE

36          INDEPENDENT ACCOUNTANTS' REPORT ON INTERNAL CONTROLS

F I N A N C I A L   S T A T E M E N T S

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Merrill Lynch Bank USA:

We have audited the accompanying consolidated balance sheets of Merrill Lynch
Bank USA (a wholly owned subsidiary of Merrill Lynch & Co., Inc.) and its subsidiaries (collectively the "Bank") as of December 27, 2002 and December 28,
2001 and the related consolidated statements of earnings, changes in stockholder's equity and cash flows for each of the three years in the period ended December 27, 2002. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Bank at December 27, 2002 and
December 28, 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 27, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
February 24, 2003

F I N A N C I A L   S T A T E M E N T S

CONSOLIDATED BALANCE SHEETS
December 27, 2002 and December 28, 2001

(Dollars in thousands, except share amounts)

                                                    2002                 2001
Assets
Cash and due from banks                        $ 21,191             $ 288,227
Cash equivalents                                125,000               434,300
Federal funds sold and securities purchased
   under agreements to resell                         --               65,102
Trading assets                                   666,440            3,226,117
Securities                                    40,656,244           48,912,184
Loans held for sale                            3,360,541              319,289
Loans receivable                              21,722,673           11,753,242
Allowance for loan losses                      (128,951)             (99,231)
Loans receivable, net                         21,593,722           11,654,011
Accrued interest receivable                      233,405              171,484
Investment in Federal Home Loan Bank stock        75,749               47,441
Property and equipment, net                       39,820               39,438
Cash delivered to collateralize derivative
obligations                                      864,262                 --
Derivative assets                                     --               50,991
Other assets                                     551,757              253,186
Total assets                                 $68,188,131          $65,461,770

Liabilities and Stockholder's Equity
Liabilities
Interest bearing deposits                    $55,700,812          $59,961,600
Federal funds purchased and securities
    sold under agreements to repurchase        6,463,083              250,000
Advances from Federal Home Loan Bank             402,200              602,200
Long-term subordinated debt to Parent                 --              120,000
Accrued interest payable                          35,525               77,274
Payable to Parent and affiliated companies       147,193              188,363
Derivative liabilities                           996,366              264,988
Other liabilities                                736,204              450,942
     Total liabilities                        64,481,383           61,915,367
Stockholder's equity
  Preferred stock, 6% noncumulative, par
  value $1,000; 800,000 shares authorized,
  issued, and outstanding at December 27,
  2002 and December 28, 2001                     800,000              800,000
  Common stock, par value $1; 1,000,000
  shares authorized, issued, and
  outstanding                                      1,000                1,000
     Paid-in capital                           2,367,649            2,367,649
     Retained earnings                           570,940              403,198
     Accumulated other comprehensive loss,
     net of tax                                 (32,841)             (25,444)
         Total stockholder's equity            3,706,748            3,546,403
Total liabilities and stockholder's equity   $68,188,131          $65,461,770

The accompanying notes are an integral part of these consolidated financial statements.

F I N A N C I A L   S T A T E M E N T S

CONSOLIDATED STATEMENTS OF EARNINGS
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

(Dollars in thousands)

                                                 2002        2001        2000
Interest income:
Loans receivable                            $ 768,551   $ 610,527   $ 608,437
Mortgage-backed and asset-backed securities   911,001   1,684,789     547,866
Corporate and other debt securities            55,973     107,409     101,408
U.S. Treasury and government agency securities 101,926      5,747      50,072
Trading assets                                121,702      50,990          --
Federal funds sold and securities purchased
     under agreements to resell                19,714     261,189     163,245
     Total interest income                  1,978,867   2,770,651   1,471,028
Interest expense:
     Deposits                                 674,171   1,977,550     958,040
     Parent and affiliated companies           17,067       9,263     120,318
Other borrowings                               43,263       4,351       9,493
Total interest expense                        734,501   1,991,164   1,087,851
Net interest income                         1,244,366     779,487     383,177
Provision for loan losses                      89,268      69,645       6,149
Net interest income after provision for
loan losses                                 1,155,098      709,842    377,028
Noninterest income:
Lines of credit fees                          138,174      95,482      24,294
Net gains on securities                       109,825      22,262         638
Gain on sale of loans and mortgage-related
securities                                     77,700      46,766      10,078
Gain on sale of mortgage servicing assets      29,170      44,194      37,789
Servicing and other fees, net                  46,007      27,747      37,340
Other                                          36,927      25,382       6,395
Trading (losses) income, net                 (26,916)      10,723          --
Total noninterest income                      410,887     272,556     116,534
Noninterest expenses:
Deposit administration fees                   145,578     136,153      47,455
Compensation and benefits                     121,845     107,304     113,684
Communications and technology                  25,248      25,957      16,459
Professional fees                              16,729      18,980      24,976
Trust management fees                          16,588          --          --
Occupancy and related depreciation             12,620      13,001      14,128
FDIC & state assessments                   11,178       8,395       1,333
Loan servicing and administration              10,461      12,245       8,201
Other                                          35,200      28,493      14,460
Provision(recovery of prior provision)
for unfunded loan commitments                (17,791)      73,344          --
Total noninterest expenses                    377,656     423,872     240,696
Earnings before income taxes                1,188,329     558,526     252,866
Income taxes                                  440,587     192,536      95,449
Net earnings                               $ 747,742$     365,990   $ 157,417

The accompanying notes are an integral part of these consolidated financial statements.

F I N A N C I A L   S T A T E M E N T S

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
For the Years Ended December 27, 2002, December 28, 2001, and December 29, 2000

(Dollars in thousands)

                                                                        Accumulated
                                                                        Other           Total
                               Preferred   Common  Paid-in    Retained  Comprehensive   Stockholder's
                               Stock       Stock   Capital    Earnings  Income (Loss)   Equity

Balance, December 31, 1999     $--         $1,000  $490,399   $189,048  $2,056          $682,503
Comprehensive income:
Net earnings                                                   157,417                   157,417
Other comprehensive income:
Net unrealized gains on
securities (net of tax)                                                  1,108             1,108
Total comprehensive income                                                               158,525
Issuance of preferred stock    400,000                                                   400,000
Capital contribution
from Parent                                       1,877,250                            1,877,250
Contribution of net assets
to affiliate                                                  (66,213)  (9,362)         (75,575)
Cash dividends declared                                       (24,044)                  (24,044)
Balance, December 29, 2000     400,000      1,000 2,367,649    256,208  (6,198)  3,018,659
Comprehensive income:
Net earnings                                                   365,990                   365,990
Other comprehensive income:
Net unrealized losses on
securities (net of tax)                                                (50,350)         (50,350)
Deferred gains on cash flow
hedges (net of tax and
reclassification of $2,945 of
gains included in earnings)                                              31,104           31,104
Total comprehensive income                                                                346,744
Issuance of preferred stock   400,000                                                     400,000
Cash dividends declared                                       (219,000)                  (219,000)
Balance, December 28, 2001    800,000      1,000  2,367,649    403,198   (25,444)       3,546,403
Comprehensive income:
Net earnings                                                   747,742                    747,742
Other comprehensive income:
Net unrealized gains on
securities (net of tax)                                                    3,794            3,794
Deferred losses on cash flow
hedges (net of tax and
reclassification of $72,047 of
gains included in earnings)                                              (11,191)         (11,191)
Total comprehensive income                                                                740,345
Cash dividends declared                                       (580,000)                  (580,000)
Balance, December 27, 2002  $800,000     $1,000  $2,367,649   $570,940   $(32,841)     $3,706,748

The accompanying notes are an integral part of these consolidated financial statements.

F I N A N C I A L   S T A T E M E N T S

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

(Dollars in thousands)

                                                  2002        2001       2000
Cash Flows From Operating Activities
Net earnings                                 $ 747,742   $ 365,990   $ 157,417
Adjustments to reconcile net earnings
to net cash provided by (used for)
operating activities:
Provision for loan losses                       89,268      69,645      6,149
Provision for unfunded loan commitments       (17,791)      73,344         --
Lower of cost or market adjustment on
held for sale loans                             4,774          604        274
Net realized gains on securities             (109,825)    (22,262)      (638)
Deferred income taxes                         (60,248)    (55,997)   (13,460)
Depreciation and amortization                    9,853       7,982      8,850
Accretion of discount (amortization of premium) 37,557      12,794   (25,507)
Gain on sale of mortgage servicing assets     (29,170)    (44,194)   (37,789)
Federal Home Loan Bank stock dividend          (3,690)     (2,317)      (317)
Realized gain on trading securities and
mortgage loans                                (18,392)      (508)
Other                                          19,949    (27,179)        890
Changes in operating assets and liabilities:
Origination and drawdowns on loans held for
  sale, net of repayments                  (10,812,556)  (510,284) (5,158,165)
Net proceeds from sales of loans held for   9,190,986  1,029,099   1,679,821
sale
Purchase of trading securities             (4,477,340)   (111,461)         --
Proceeds from the sale and maturity of
trading securities                          6,556,169     378,973          --
Net increase in trading loans                (456,015)   (765,772)         --
Net change in:
Accrued interest receivable                   (61,921)      48,260  (136,689)
Other assets                                 (211,375)    (47,899)   (50,626)
Accrued interest payable                      (41,749)   (133,934)    142,449
Other liabilities                              198,799      90,771  (132,295)
Net cash provided by (used for)
operating activities                           555,025     355,655  (3,559,636)
Cash Flows From Investing Activities
Securities:
Purchases                                 (27,381,626) (40,261,327) (29,225,919)
Sales                                       25,772,382   7,178,819    1,750,640
Maturities                                  10,308,495   8,686,961    2,190,627
Cash delivered to collaterize derivative
  obligations                                (864,262)      --           --
Net change in:
Federal funds sold and securities purchased
    under agreements to resell                 65,102    1,921,598   (1,208,700)
Loans receivable                          (10,089,409) (3,907,453)     (609,864)
Purchase of Federal Home Loan Bank stock      (24,618)    (40,045)         --
Sales of mortgage servicing assets              99,321     135,526     54,867
Purchase of property and equipment            (10,235)    (13,529)    (5,911)
Net cash used for investing activities     (2,124,850) (26,299,450)  (27,054,260)
Cash Flows From Financing Activities
Net change in:
Deposits                                   (4,264,895)  20,664,196    35,671,929
Federal funds purchased and securities
   sold under agreements to repurchase      6,213,083       50,000       200,000
FHLB advances                                (200,000)     600,000         --
Long-term debt to Parent                     (120,000)     110,000         --
Payable to Parent and affiliated companies    (19,699)    (156,528)  (3,275,243)
Issuance of preferred stock                         --      400,000      400,000
Payment of dividends                         (615,000)    (153,044)         --
Capital contribution                                --          --     1,877,250
Net cash provided by financing activities      993,489   21,514,624   34,873,936
(Decrease) increase in cash, due from banks
      and cash equivalents                   (576,336)   (4,429,171)   4,260,040
Cash, due from banks and cash equivalents,
        beginning of year                     722,527     5,151,698      891,658
Cash, due from banks and cash equivalents,
        end of year                          $146,191   $   722,527   $5,151,698

The accompanying notes are an integral part of these consolidated financial statements.

F I N A N C I A L   S T A T E M E N T S

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

(Dollars in thousands)

                                                   2002       2001       2000
Supplemental Disclosures of Cash Flow
Information Cash paid during the year for:
Interest                                      $ 776,250  $ 2,125,098    $ 945,402
Income taxes                                  $ 360,057  $   216,068    $  77,387

                                                   2002       2001       2000
Supplemental Disclosures of Noncash Investing
and Financing Activities:
Transfer of mortgage loans from trading assets
to loans held for sale                        $1,429,035     $--          $--
Transfer of mortgage loans to trading assets          --        386,457    --
Transfer of available-for-sale securities to
trading                                          479,442      2,507,000    --
Unsettled purchases of securities with the
related payable recorded in other liabilities    166,404        201,080    --
Dividends declared and unpaid                     55,000         90,000   24,044
Transfer of mortgage loans to real estate owned,
net                                                1,823          2,843    --
Disbursements (repayments) for securities
purchased under agreements to resell                  --         67,175   (67,175)
Repayments (receipts) of securities sold
under agreements to repurchase                        --        (67,175)   67,175
Contribution of net assets to an affiliate            --        --         75,575

The accompanying notes are an integral part of these consolidated financial statements.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

(Dollars in thousands)

CONTENTS

9 NOTE 1. Summary of Significant Accounting Policies
16 NOTE 2. Trading Assets
17 NOTE 3. Securities
19 NOTE 4. Loans Held for Sale
19 NOTE 5. Loans Receivable
21 NOTE 6. Allowance for Loan Losses and Allowance for Unfunded Loan Commitments
21 NOTE 7. Property and Equipment
21 NOTE 8. Interest Bearing Deposits
22 NOTE 9. Borrowed Funds
23 NOTE 10. Subordinated Debt
24 NOTE 11. Income Taxes
25 NOTE 12. Affiliated Party Transactions
26 NOTE 13. Commitments, Contingencies, and Guarantees
29 NOTE 14. Capital Requirements
30 NOTE 15. Cash and Dividend Restrictions
30 NOTE 16. Employee Benefit Plans
31 NOTE 17. Derivatives
32 NOTE 18. Fair Value of Financial Instruments

NOTE 1. Summary of Significant Accounting Policies

DESCRIPTION OF BUSINESS
Merrill Lynch Bank USA ("MLBUSA" or the "Bank") is a wholly owned subsidiary of
Merrill Lynch & Co., Inc. (the "Parent"). MLBUSA is licensed as an industrial loan corporation pursuant to the laws of the State of Utah and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). MLBUSA is
regulated by certain Federal and state agencies and is examined by those agencies. The Bank accepts money market deposit accounts ("MMDA"), transaction accounts, and time deposits from deposit brokers and retail customers that are principally used to fund securities, residential mortgage loans, home equity lines of credit, loans collateralized by securities, commercial loans, and other loan products at the Bank or its subsidiaries. MLBUSA's deposits are generally brokered by Merrill Lynch, Pierce, Fenner, & Smith Incorporated ("MLPF&S"),
an affiliate. The Bank also serves as trustee for certain collective funds.
MLBUSA's services and activities are offered on a national basis.

PRINCIPLES OF CONSOLIDATION AND
BASIS OF PRESENTATION
The consolidated financial statements of MLBUSA include the accounts of MLBUSA and its wholly owned subsidiaries, Merrill Lynch Credit Corporation ("MLCC"),
Merrill Lynch Business Financial Services, Inc. ("MLBFS"), Merrill Lynch
Commercial Finance Corp. ("MLCFC"), Merrill Lynch Utah Investment Corporation
("MLUIC"), Merrill Lynch NJ Investment Corporation ("MLNJIC"), and Merrill Lynch
Community Development Company, L.L.C. ("MLCDC"). MLCFC was incorporated on
August 22, 2002. All significant intercompany accounts and transactions between
MLBUSA and its subsidiaries have been eliminated. On March 4, 2000, the Parent contributed all issued and outstanding shares of common stock of its subsidiaries, MLCC and MLBFS, to the Bank in an internal reorganization. This internal reorganization is reflected in the consolidated financial statements as if the businesses had been combined as of the beginning of the reported period,
January 1, 2000.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

The consolidated financial statements conform with accounting principles and prevailing industry practices generally accepted in the United States. Generally accepted accounting principles ("GAAP") require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Estimates, by their nature, are based upon judgment and available information; therefore, changing economic conditions and economic prospects of borrowers may result in actual performance that differs from those estimated and could have a material impact on the consolidated financial statements. It is possible that such changes could occur in the near term.
Significant estimates made by management are discussed in these notes as applicable.

Certain reclassifications and format changes have been made to prior year amounts to conform to the current year's presentation.

MLBUSA's fiscal year ends on the last Friday in December.

CASH EQUIVALENTS
MLBUSA considers cash equivalents to be overnight Federal funds sold, cash due from banks and highly liquid securities with original maturity at purchase of three months or less. Included in cash equivalents as of December 27, 2002 and
December 28, 2001 was $125,000 and $434,300, respectively, of Federal funds sold. Included as cash equivalents as of December 29, 2000 was $3,772,900 of
Federal funds sold and $1,139,461 of securities.

FEDERAL FUNDS SOLD
Federal funds sold are unsecured, short-term investments entered into with other financial institutions.

SECURITIES PURCHASED UNDER AGREEMENTS
TO RESELL AND SECURITIES SOLD UNDER
AGREEMENTS TO REPURCHASE
To manage liquidity, the Bank enters into securities purchased under agreements to resell, and securities sold under agreements to repurchase, transactions.
These agreements are generally treated as collateralized financing transactions and are recorded at the amounts at which the securities (including accrued interest) will be subsequently resold or reacquired, as specified in the respective agreements. The Bank's policy is to take possession of securities purchased under agreements to resell. To ensure that the market value of the underlying collateral remains sufficient, collateral is valued daily, and the
Bank may be required to deposit or may request additional collateral, when appropriate. Substantially all repurchase activities are transacted under a master netting agreement that gives the counterparty the right, in the event of default, to liquidate collateral held and to offset its receivable. Securities purchased under agreements to resell and securities sold under agreements to repurchase are reported net by counterparty, when applicable.

TRADING ASSETS AND LIABILITIES
Trading assets and liabilities include securities and loans for which repayment and interest rate risk are dynamically managed, as well as the financial derivatives used to manage those risks. No loans were classified as trading as of December 27, 2002. Derivatives not designated as hedging an asset or liability, or not qualifying for hedge accounting treatment, including accrued interest receivable or payable, in a net receivable position are reported as part of trading assets while similar derivatives in a net payable position are reported as trading liabilities. Trading assets and liabilities are reported at fair value. Fair value is based on quoted market prices obtained from external pricing services, pricing models based on net present value of estimated future cash flows, or directly observed market prices. Obtaining the fair value for trading assets, trading liabilities, and derivatives requires the use of management's

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000
judgment and estimates. Valuation adjustments are an integral component of the mark-to-market process and are taken for positions when either the size of the position or other factors require adjustment to the quoted market price. Trading income (losses) includes realized and unrealized gains and losses from the financial instruments designated as trading in the period that fair value changes. Trading income (losses) also includes any interest income or expense related to the trading derivative instruments.

SECURITIES
The Bank records its securities on a trade date basis. MLBUSA classifies its securities as either "trading", "held-to-maturity", or "available-for-sale" in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115,
Accounting for Certain Investments in Debt and Equity Securities.

The accounting for trading securities is discussed in the Trading Assets and
Liabilities section.

Held-to-maturity securities are debt securities that MLBUSA has the positive intent and ability to hold to maturity. These securities are recorded at amortized cost unless a decline in value is deemed other-than-temporary, in which case the carrying value is adjusted. The amortization of premium or accretion of discount, as well as any unrealized loss deemed other-than-temporary, is included in current period earnings.

Other securities that are not categorized as trading or held-to-maturity are classified as available-for-sale and reported at fair value. Unrealized gains or losses on these securities are included in stockholder's equity and reported as a component of other comprehensive income, net of applicable income taxes.

Beginning October 2000, the Bank utilizes the average cost method to calculate realized gains and losses on security sales; previously the Bank used the specific identification method. Gains and losses on sale are recorded in noninterest income.

LOANS HELD FOR SALE
The Bank classifies certain residential mortgage loans as held for sale. These loans are reported at the lower of aggregate cost or market value. The determination of market value includes consideration of all open positions, outstanding commitments from investors, and related fees paid. Gains and losses on sales of loans held for sale are recognized at settlement date and are determined by considering the sales proceeds and the loan carrying value. Gains and losses on sale are recorded in noninterest income.

LOANS RECEIVABLE
Loans are reported at the principal amount outstanding net of deferred fees and direct origination costs. Interest income on loans is calculated by using the contractual interest rate on daily balances of the principal amount outstanding.
Deferred fees, net of deferred loan origination costs, are amortized to interest income generally over the contractual life of the loan using the interest method, or the straight-line method if it is not materially different.

All loans greater than 90 days past due principal or interest, and other loans exhibiting credit quality weaknesses, are evaluated individually for impairment in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a
Loan. A loan is determined to be impaired when it is probable that the Bank will not be able to collect all principal and interest due under the contractual terms of the loan. All payments received on impaired loans are applied to principal until the principal balance has been reduced to a level where collection of the remaining recorded investment is not in doubt. If collection of the recorded investment is not in doubt, contractual interest will be credited to interest income when received.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established at an amount sufficient to absorb management's estimate of probable incurred credit losses in the loans receivable portfolio. Management's estimate of loan losses includes considerable judgment about collectibility based on available information at the balance sheet date, and the uncertainties inherent in those assumptions. While management uses the best information available on which to base its estimates, future adjustments to the allowance may be necessary based on changes in the economic environment or variances between actual results and the original assumptions used by management. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Loans considered uncollectible are charged off against the allowance for loan losses. Recoveries of amounts previously charged off are credited to the allowance for loan losses. The allowance for loan losses is reported as an adjustment to the loans receivable balance to arrive at loans receivable, net.

MLBUSA's allowance for loan losses is estimated considering whether the loan is impaired, the type of loan product, the estimated credit risk associated with a loan or pool of loans, and the default and loss rates experienced by the Bank or industry.

If a loan is considered impaired, MLBUSA will measure the impairment based on the fair value of the collateral if the loan is collateral dependent. Fair value of the collateral is generally determined by third party appraisals in the case of residential mortgage loans, quoted market prices for securities, and estimated fair values for other assets. For commercial unsecured impaired loans,
MLBUSA uses the estimated market value of the loan to measure impairment. Market value will generally be derived from quoted market prices, recent prices on loan sales, credit default protection costs, or observed traded prices. If a market value is not available, the present value of expected cash flows discounted at the loan's effective interest rate is used to measure impairment. The amount by which the loan balance exceeds the impairment measure is included as a specific component in the allowance for loan losses.

For homogeneous consumer loans that are not impaired, the loan portfolio is grouped by product. An estimate of losses inherent in each product is calculated based upon the historical loss experience of that consumer loan product, as adjusted considering a variety of factors including, but not limited to, performance trends, delinquencies, and current economic conditions. For unsecured commercial loans that are not impaired, the allowance for the loan losses is based upon expected losses considering rating agency grades assigned to the borrower, and historical default and loss rates experienced for those grades. Alternatively, for non-investment grade borrowers, the allowance for loan losses is based upon market credit spreads for similar borrowers, or quoted prices for loans and/or credit default protection. The remainder of the commercial loans that are not impaired are segregated by loan product and by credit risk grade according to internal rating definitions. These loan grades, in conjunction with an analysis of historical loss experience, current economic conditions, and portfolio trends, are used to generate an estimate of the inherent loss for commercial loans. MLBUSA's allowance for loan losses includes a portion not associated with loans considered individually or as a pool. The remaining unassigned portion of the allowance for loan losses considers geographic concentrations, imprecision inherent in the assumptions used in the methodologies for estimating specific losses and expected losses in both the consumer and commercial portfolios, unexpected correlations within the loan portfolio, and various other factors.

ALLOWANCE FOR UNFUNDED LOAN COMMITMENTS
MLBUSA's allowance for unfunded loan commitments is established at an amount sufficient to absorb management's estimate of probable incurred losses on
MLBUSA's unfunded loan commitments. The allowance for unfunded loan commitments is reported as a part of other liabilities. Additions to the allowance for unfunded loan commitments are made by charges to the provision for unfunded loan commitments included in noninterest expense. Commitments considered uncollectible when funded are charged-off against the allowance. Subsequent recoveries are credited to the allowance for unfunded

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

loan commitments. MLBUSA's methodology for estimating the allowance amount parallels the allowance for loan loss methodology described earlier in this note.

INCOME RECOGNITION ON DELINQUENT AND NONACCRUAL LOANS
Accrual of interest on a loan is discontinued when the borrower has defaulted for a period of 90 days in payment of principal or interest, or both, unless the loan is highly collateralized and in the process of collection. Income previously accrued and unpaid on a nonaccrual loan is removed as an asset and charged against current period interest income. Income on nonaccrual loans, including impaired loans, is recognized only to the extent that cash payments are received and, in management's judgement, full payment of the loan is expected. If, in management's judgement, the borrower has the ability to make periodic interest and principal payments as scheduled, the loan is returned to accrual status.

MORTGAGE SERVICING OPERATIONS
The Bank services mortgage loans for investors, including affiliates. These loans are not reflected as assets in the accompanying consolidated financial statements. Loans serviced for others totaled approximately $227,140, $326,000, and $14,450,000 at December 27, 2002, December 28, 2001, and December 29, 2000,
respectively. The Bank receives servicing fees based upon stipulated percentages of the outstanding principal balances of such loans and the excess of the contractual interest income on the loans over stated pass-through rates to the investors. Servicing and other fees are reported net of amortization of capitalized mortgage servicing assets. Effective January 2, 2001, the Bank entered into a long-term outsourcing arrangement with Cendant Mortgage
Corporation ("Cendant"), whereby Cendant assumed substantially all mortgage servicing activities.

FEDERAL HOME LOAN BANK ("FHLB") STOCK
The Bank, as a member of the FHLB, is required to own shares of FHLB capital stock. This requirement is based upon the amount of either the eligible collateral or advances outstanding from FHLB. FHLB capital stock is reported at cost.

PROPERTY AND EQUIPMENT
Property and equipment primarily consist of buildings, technology hardware and software, furniture and fixtures, and leasehold improvements, and are stated at historical cost, net of accumulated depreciation and amortization. Qualifying costs incurred in the development of internal use software are capitalized when costs exceed $5,000 and are amortized over the useful life of the developed software, generally not exceeding three years. Depreciation is computed using the straight-line method. Buildings and equipment are depreciated over the estimated useful life of the asset, while leasehold improvements are amortized over the shorter of the term of the lease or the estimated life of the improvement.

INCOME TAXES
The results of operations of the Bank are included in the consolidated U.S.
Federal income tax return filed by the Parent. The Bank files its U.S. state income tax returns on both a separate basis and combined basis with the Parent, as required. The Parent allocates current and deferred taxes associated with such operating results to its respective subsidiaries in a manner that approximates the separate company method. Under such an allocation method, the
Bank's separate Federal income tax liability calculation reflects certain benefits which the Bank would not otherwise receive if it filed a separate
Federal income tax return, to the extent that these benefits were generated by the Bank and to the extent they were utilized in the calculation of the Parent and its subsidiaries' Federal consolidated income tax liability. The Parent and its affiliates use the asset and liability method in providing income taxes on all transactions that have been recognized in the financial statements.

DERIVATIVES A derivative is a financial instrument whose value is "derived"
from an underlying  instrument or index. The Bank adopted the provisions of SFAS
No.  133,  as  amended,   Accounting  for  Derivative  Instruments  and  Hedging
Activities  ("SFAS No. 133"),  effective the beginning of fiscal year 2001. SFAS
No.  133   established   accounting  and  reporting   standards  for  derivative
instruments and for hedging activities.  It requires that the Bank recognize all derivatives as

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

either assets or liabilities in its balance sheet and measure all derivatives at fair value. The accounting for changes in fair value of a derivative instrument depends on its intended use and resulting designation. Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter ("OTC") derivative financial instruments, principally forwards, options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services.

MLBUSA uses interest rate contracts, such as interest rate swaps, basis swaps, options, and futures, to manage its earnings exposure to future changes in interest rates. The Bank uses credit default swaps to manage its earnings exposure to future changes in credit quality for a portion of its loan portfolio
(including unfunded commitments). As used by the Bank, a swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts or indices. Option contracts are agreements that convey to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument at a predetermined rate or price at a time or during a period in the future. Financial futures are agreements to buy or sell a quantity of a financial instrument at a predetermined future date and rate or price. For derivatives designated as fair value hedges, the Bank recognizes the changes in the derivative fair value in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged in the consolidated statement of earnings. For derivatives designated as cash flow hedges, the effective portion of a derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified to earnings when the hedged asset affects earnings. It is expected that approximately $12,200 (net of tax) of mark-to market gains held in other comprehensive income at year end 2002 will be reclassified to earnings in 2003.
The ineffective portion of the cash flow hedge is reported in earnings immediately. For a derivative not designated as a hedge, the change in fair value is recognized as a gain or loss in the period fair value changes in trading gains or losses. Derivatives not designated as a hedge are reported as a component of trading assets or trading liabilities.

Derivatives used as fair value or cash flow hedges generally are not terminated.
When terminations do occur, gains or losses are recorded as adjustments to the carrying value of the underlying assets or liabilities and recognized as income or expense over either the remaining expected lives of the underlying assets or liabilities or the remaining life of the derivative instrument. In circumstances where the underlying asset is sold and the derivative has been terminated, any remaining carrying value adjustments and the cumulative change in value of any open positions are recognized immediately as a component of the gain or loss on disposition of the underlying assets or liabilities.

Derivatives designated to hedge securities, loans, and deposits are reported in derivative assets and derivative liabilities, at fair value (fair value includes accrued interest receivable or payable). Cash flows associated with such derivatives are classified in the same category as the cash flows from the items being hedged. Prior to the adoption of SFAS No. 133, these derivatives were generally accounted for on an accrual basis and reported in the respective balance sheet category for which the derivative was associated. SFAS No. 133 does not require restatement of prior period balances.

Upon adoption of SFAS No. 133, all existing hedging relationships were designated anew. MLBUSA recorded a pretax loss of $3,457 in net interest income upon adoption. For the years ended December 27, 2002 and December 28, 2001, the amount of fair value hedge ineffectiveness included in the Bank's interest income was a pretax loss of $2,377 and a pretax gain of $3,579, respectively.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

The Bank has established bilateral collateral agreements with its major derivative dealer counterparties that provide for exchange of marketable securities or cash to collateralize either party's future payment obligations pursuant to the derivatives contracts. As of December 27, 2002, the Bank had provided counterparties with cash totalling $864,262 to collateralize its future payment obligations with derivative counterparties. At December 28, 2001, counterparties had delivered to the Bank cash totaling $20,860, included in interest bearing deposits, to collateralize their future payment obligations to the Bank.

RISK MANAGEMENT
The Bank is subject to the Parent's overall risk management policies and procedures. In the course of conducting its business operations, the Bank is exposed to a variety of risks. These risks include market, credit, liquidity, process, and other risks that are material and require comprehensive controls and management. The Parent's Corporate Risk Management ("CRM") group, along with other control units, ensures that these risks are properly identified, monitored, and managed throughout the Bank. To accomplish this, CRM has established a risk management process which includes:

o A formal risk governance organization that defines the oversight process and its components.

o Clearly defined risk management policies and procedures supported by analytic tools.

o Communication and coordination between the business, executive, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight.

o Clearly articulated risk tolerance levels as defined by executive management that are regularly reviewed to ensure that the Bank's risk taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

The risk management process, combined with CRM's personnel and analytic infrastructure, works to ensure that the Bank's risk tolerance is well-defined and understood by the Bank's risk-takers as well as by its executive management.
While no risk management system can ever be absolutely complete, the goal of CRM is to make certain that risk-related losses occur within acceptable, predefined levels.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 45,
Guarantor's Accounting and Disclosure Requirements for Guarantees, Including
Indirect Guarantees of Indebtedness of Others - an interpretation of FASB
Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, requires the guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The FIN 45 disclosure requirements have been incorporated into these notes while the recognition provisions are to be applied on a prospective basis to guarantees issued after December 31, 2002. The adoption of the recognition provisions of FIN 45 is not expected to have a material effect on MLBUSA's consolidated financial statements.

FIN 46, Consolidation of Certain Variable Interest Entities -an interpretation of ARB No. 51, requires that an entity consolidate a variable interest entity
("VIE") if the first entity has a variable interest that will absorb a majority of the VIE's expected losses, receive a majority of the VIE's expected residual returns, or both. A VIE is an entity in which equity investors do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. VIEs are also commonly referred to as special purpose entities, or SPEs. FIN 46 does not apply to qualifying SPEs, commonly referred to as QSPEs, the accounting for which is governed by SFAS No. 140, Accounting for Transfers and Servicing of Financial
Assets and Extinguishments of Liabilities-A Replacement of FASB Statement No.
125. FIN 46 is effective for newly created VIEs beginning February 1, 2003 and for existing VIEs as of the third quarter of 2003.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

MLBUSA is currently assessing the impact of adopting FIN 46. SPEs in which
MLBUSA has a significant variable interest, such that MLBUSA may be required to consolidate the SPEs or disclose additional information regarding the SPEs, include the following:

o As of December 27, 2002, MLBUSA had provided $37,143 of mezzanine loans to
SPEs established to develop multi-family residential and commercial real estate.
The total assets of the SPEs at December 27, 2002 was approximately $164,000.
The total assets of these SPEs at completion of the developments is estimated to be approximately $262,000. MLBUSA's maximum exposure to loss from its loans to these SPEs is approximately $44,000.

SFAS No. 144, Accounting for the Impairment or Disposal of Long- Lived Assets,
provides guidance on the financial accounting and reporting for the impairment or disposal of long lived assets. The adoption of this standard in 2002 did not have a material impact on MLBUSA's consolidated financial statements.

NOTE 2. Trading Assets Trading Assets are summarized as follows:

                                      December 27,   December 28,
                                              2002           2001
Debt instruments:
Mortgage-backed securities               $ 378,297      1,678,735
Asset-backed securities                    211,670        570,719
Mortgage loans                                  --        965,392
Derivative receivables:
Interest rate swaps                            916         10,821
Interest rate options                          875            450
Credit default swaps                        74,682             --
Total                                    $ 666,440    $ 3,226,117

Trading derivative payables of $27,717 and $8,810 as of December 27, 2002 and
December 28, 2001, respectively, are reported in other liabilities.

Gains and losses on trading activities include gains/losses recognized at the time securities are transferred from the available-for-sale portfolio to trading. The gross gains included in earnings from transfers of securities from the available-for-sale portfolio into trading during 2002 and 2001 was $5,392 and $34,026, respectively; the gross losses included in earnings from transfers of securities from the available-for-sale portfolio into trading during 2002 and
2001 was $0 and $35,434, respectively.

Trading income (losses) is summarized as follows:

                                               For Year Ended December 27, 2002

                                       Realized    Unrealized         Total
Mortgage-backed securities              $ 7,130     $ (7,904)       $ (774)
Asset-backed securities                      80       (8,292)       (8,212)
Loans receivable                         11,182         2,087        13,269
Interest rate swaps                    (44,061)       (4,044)      (48,105)
Forward rate agreements                   4,690            --         4,690
Interest rate options                       320         (420)         (100)
Interest rate futures                     2,552           --          2,552
Credit default swaps                     10,000         (236)         9,764
Total $                                 (8,107)    $ (18,809)    $ (26,916)

                                               For Year Ended December 28, 2001

                                       Realized    Unrealized         Total
Mortgage-backed securities                $ 508       $ 7,201       $ 7,709
Asset-backed securities                      --         9,984         9,984
Loans receivable                             --         3,248         3,248
Interest rate swaps                    (32,654)         6,743      (25,911)
Forward rate agreements                      --         (187)         (187)
Interest rate options                        --         (146)         (146)
Interest rate futures                    16,026            --        16,026
Total                                $ (16,120)      $ 26,843      $ 10,723

There were no assets or liabilities classified as tradingat December 29, 2000.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

NOTE 3. Securities
Securities are summarized as follows:

                                                       December 27, 2002
                                             Gross        Gross
                          Amortized     Unrealized   Unrealized      Estimated
                               Cost          Gains       Losses     Fair Value

Available-for-sale
Mortgage-backed
securities              $ 7,019,502      $ 649,314    $ (2,993)    $ 7,665,823
Asset-backed
securities               25,643,663        132,244     (71,437)     25,704,470
Corporate debt
securities                1,813,438         88,917      (2,597)      1,899,758
U.S. government
agencies                  3,005,157         92,730           --      3,097,887
U.S. Treasury             2,226,105          1,911           --      2,228,016
Other                        59,523            767           --         60,290
Total                   $39,767,388      $ 965,883   $ (77,027)   $ 40,656,244

                                                        December 28, 2001
                                             Gross        Gross
                          Amortized     Unrealized   Unrealized      Estimated
                               Cost          Gains       Losses     Fair Value

Available-for-sale
Mortgage-backed
securities              $19,201,197       $164,491   $ (22,308)   $ 19,343,380
Asset-backed
securities               26,766,259        232,961     (33,990)     26,965,230
Corporate debt
securities                2,513,574         31,745      (4,019)      2,541,300
U.S. Treasury                 9,965             --           --          9,965
Other                        51,918            391           --         52,309
Total                   $48,542,913       $429,588   $ (60,317)   $ 48,912,184

At December 27, 2002 and December 28, 2001, the Bank had no held-to-maturity securities.

At December 27, 2002 and December 28, 2001, $166,404 and $201,080, respectively, of purchases of securities were unsettled with the related payable reported in other liabilities.

The activity from sales of securities is summarized as follows:

                                             For Years Ended
                                 December 27,   December 28,     December 29,

                                         2002           2001             2000
Held-to-maturity
Proceeds                                  $--        $ 1,030              $--
Realized gains                             --             15               --
Tax provision                              --              6               --
Available-for-sale
Proceeds                          $25,772,382    $ 7,177,789      $ 1,750,640
Realized gains                        109,825         22,247              638
Tax provision                          42,703          7,897              180
Trading
Proceeds                          $ 4,720,284       $ 26,868              $--
Realized gains                          7,210            508               --
Tax provision                           2,867            180               --

The change in net unrealized gain (loss) on securities included in other comprehensive income represents the sum of the net unrealized holding gains
(losses) and reclassification adjustments of securities. Reclassification adjustments are amounts recognized in net earnings during the current year that had been part of other comprehensive income in the previous year. The components of the net change are summarized as follows:

                                             For Years Ended
                                 December 27,    December28,     December 29,

                                         2002           2001             2000
Net unrealized
holding gains
(losses) arising
during the period,
net of taxes                       $ (44,587)     $ (61,627)            $ 692
Reclassification
adjustment for gains
included in net
earnings, net of taxes                 48,381         11,277              416
Net change                            $ 3,794     $ (50,350)          $ 1,108

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

The maturity schedule of all securities at amortized cost and estimated fair values is presented below. The distribution of mortgage-backed and asset-backed securities is based on contractual maturities. Actual maturities may differ because the issuer may have the right to call or prepay the obligations.

                                               December 27, 2002

                                              Available-for-sale
                                           Amortized           Estimated
                                                Cost           Fair Value
Due in one year or less                  $   527,166        $    524,175
Due after one year through five years     17,426,518          17,691,047
Due after five years through ten years     9,054,608           9,524,821
Due after ten years                       12,759,096          12,916,201
Total                                    $39,767,388         $40,656,244

Securities pledged as collateral that can be sold or repledged by the secured party amounted to $5,891,982 at December 27, 2002.

In 2001, MLBUSA securitized $648,634 of residential mortgage loans. To securitize these assets, MLBUSA established a qualifying special purpose entity
("QSPE") Merrill Lynch Bank Mortgage Loan Trust 2001-A("2001-A"). MLBUSA
received $648,105 of proceeds from this securitization and recognized a loss of
$1,032, inclusive of transaction costs. The loss on sale of assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, based on their fair value at the date of transfer.

Subsequent to the securitization, MLBUSA repurchased $635,018 of securities issued by 2001-A, including the residual tranche, and contributed the securities to MLUIC. Retained interests of $420,235 and $530,987 at December 27, 2002 and
December 28, 2001, respectively, are recorded in available-for-sale securities at fair value. To obtain fair values, quoted market prices are used if available. Where quotes are unavailable for retained interests, MLBUSA generally estimates fair value based on the present value of expected cash flows using management's estimate of the key assumptions, including credit losses, prepayment rates, and discounts rates, commensurate with the risks involved.

The following table presents MLBUSA's key weighted-average assumptions used to estimatethe fair value of the retained interests in 2001-A at December 27, 2002, and the pretax sensitivity of the fair values to an immediate 10 and 20 percent adverse change in these assumptions:

Weighted average life (in years)           2.24
Expected credit losses (rate per annum)    2.40%
10% adverse change                     $   (816)
20% adverse change                     $ (1,510)
Weighted average discount rate             3.22%
10% adverse change                     $   (678)
20% adverse change                     $ (1,244)
Prepayment speed
(constant prepayment rate)                   30%
10% adverse change                     $   (302)
20% adverse change                     $   (497)

The preceding table does not include the offsetting benefit of any financial instruments that MLBUSA may utilize to hedge risks such as credit, interest rates, and prepayment risk that are inherent in its retained interests. In addition, the sensitivity analysis is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

assumption; in practice, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities. In addition, changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not consider any corrective action that MLBUSA may take to mitigate the impact of any adverse changes in the key assumptions. For the year ended December 27,
2002, cash flows received on the retained interests were $118,991. As of
December 27, 2002, the principal amount outstanding and delinquencies of the
2001 - A securitized mortgage loans were $422,074 and $18,396, respectively. For the year ended December 27, 2002, there were no net credit losses on the 2001 -
A securitized mortgage loans.

NOTE 4. Loans Held for Sale Loans held for sale consist of:
                           December 27,   December 28,
                                   2002           2001
Residential mortgage loans  $ 3,180,499      $ 319,289
Commercial loans                171,544             --
Deferred expenses, net            8,498             --
Total                       $ 3,360,541      $ 319,289

Loans held for sale are reported in the consolidated financial statements at the lower of cost or market value (LOCOM). As of December 27, 2002 and December 28,
2001, the reduction of the reported amount from the loan cost to state loans held for sale at LOCOM was $3,878 and $915, respectively. The net amount included in other noninterest expenses in 2002, 2001, and 2000 to adjust these loans to LOCOM was $4,774, $604, and $274, respectively.

The Bank's exposure to credit risk associated with its lending activities is measured on an individual customer basis as well as by groups of customers that share similar attributes. In the normal course of its business, the Bank has concentrations of credit risk in its loan portfolio in certain geographic areas.

At December 27, 2002 and December 28, 2001, states in which the principal amount of loans held for sale exceeded 5% of total loans held for sale are as follows:

                 2002      2001
California       21%      16%
New York         9         8
Florida          9         6
New Jersey       7         10
Texas            7         5

NOTE 5. Loans Receivable Loans receivable are summarized as follows:

                          December 27,       December 28,
                                  2002               2001
Consumer
Residential mortgages      $11,740,774        $ 6,495,999
Residential construction       421,809            375,509
Securities-based             1,154,327            329,715
Delayed debit                   13,382             23,340
Unsecured                        5,842              5,624
Total consumer              13,336,134          7,230,187
Commercial
Commercial and industrial    2,842,020          2,535,359
Asset-based                  2,420,882                 --
Real estate                  1,087,320             40,751
Securities-based             1,038,750          1,297,236
Unsecured                      652,922            630,163
Lease financing                 96,690                 --
Other                          272,490             17,527
Total commercial             8,411,074          4,521,036
                            21,747,208         11,751,223
Deferred (fees) costs, net    (24,535)              2,019
Total                      $21,722,673        $11,753,242

The principal balance of nonaccruing loans was approximately $155,728 and
$139,540 at December 27, 2002 and December 28, 2001, respectively. Foregone interest income on nonaccruing loans during 2002, 2001, and 2000 was approximately $7,944, $4,500, and $24, respectively.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

Information pertaining to impaired loans is summarized as follows:

                               December 27,   December 28,
                                       2002           2001
Impaired loans with an
allowance for loan loss         $ 171,748    $ 215,596
Impaired loans without
an allowance for loan loss             --           --
Total                           $ 171,748    $ 215,596
Allowance for loan losses
related to impaired loans        $ 33,260     $ 45,668

                                   For Years Ended
                     December 27,   December 28,     December 29,
                             2002           2001             2000
Average investment
in impaired loans    $ 154,462       $ 82,109           $ 10,137
Interest income
recognized on
impaired loans       $   2,042       $  2,517           $     43
Interest income
recognized on
a cash basis on
impaired loans       $     390       $     53           $    --

The Bank's exposure to credit risk associated with its lending activities is measured on an individual customer basis as well as by groups of customers that share similar attributes. In the normal course of its business, the Bank has concentrations of credit risk in its loan portfolio in certain geographic areas.

At December 27, 2002 and December 28, 2001 states in which the principal amount of loans receivable exceeded 5% of total loans receivable are as follows:

                 2002       2001
California         16%        16%
New York           10         12
Florida             9         10
Georgia             9          9
Texas               8          8
New Jersey          5          5

At December 27, 2002 and December 28, 2001, industry groups in which the principal amount of commercial loans receivable exceeded 5% of total commercial loans receivable are as follows:

                     2002       2001
Consumer products
and services          41%        46%
Capital goods         16         13

To limit the Bank's credit risk exposure, most lending, other than unsecured commercial loans, is done on a secured basis. Closed-end real estate secured loans generally do not exceed 80% of the collateral's appraised value at origination, including mortgage insurance. Open-end real estate secured loans generally do not exceed 90% of the collateral's appraised value at origination.

Securities-based loans are established with a loan-tovalue ratio ranging from
40% to 95%, depending on the type, quality and mix of the collateral provided.
Security values are monitored on a daily basis. A maintenance call is issued by the Bank should the collateral value drop below minimum required levels. The borrower must satisfy the call by providing additional securities or by paying down the loan.

Asset-based loans are collateralized by various borrower owned assets, such as customer receivables or equipment. While MLBUSA may fund up to 100 percent of the collateral's book value, all the asset-based loans are characterized by over collateralization of the cash flow, MLBUSA lending at a discount to book value,
MLBUSA ensuring that cash flows generated by the collateraIizing assets are prioritized to service the Bank's loan, or a combination of two or more means of limiting credit risk exposure.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

NOTE 6. Allowance for Loan Losses and Allowance for Unfunded Loan Commitments

Changes in the allowance for loan losses are summarized as follows:

                                 For Years Ended
                       December 27,       December 28,     December 29,
                            2002               2001             2000
Balance,
beginning of year         $ 99,231           $ 44,915         $ 57,144
Provision for loan losses   89,268             69,645            6,149
Charge-offs,
net of recoveries         (59,548)           (14,368)          (6,070)
Transferred to
securitized loans             --                (961)               --
Loans transferred to an
affiliate in an internal
reorganization                --                 --           (12,308)
Balance, end of year     $ 128,951           $ 99,231         $ 44,915

MLBUSA began providing separately for unfunded loan commitments during 2001.
Changes in the allowance for unfunded loan commitments are summarized as follows:

                              For Years Ended
                               December 27,     December 28,
                                2002             2001
Balance, beginning of year     $ 73,344          $    --
Net provision
(recovery of prior provision)   (17,791)           73,344
Balance, end of year           $ 55,553          $ 73,344

During 2002, MLBUSA changed the methodology for estimating the allowance for unfunded unsecured commercial loan commitments, resulting in a lower estimated allowance balance.

NOTE 7. Property and Equipment

Property and equipment are summarized as follows:

                               December 27,   December 28,
                                      2002           2001
Land                                 $ 356          $ 356
Buildings                           22,561         21,750
Furniture, equipment, and software  53,551         50,524
Leasehold improvements              10,249          6,866
Construction-in-progress             2,660          1,354
Total                               89,377         80,850
Less accumulated depreciation
and amortization                  (49,557)       (41,412)
Property and equipment, net       $ 39,820       $ 39,438

Depreciation expense was $9,853 in 2002, $7,982in 2001, and $8,850 in 2000.

NOTE 8. Interest Bearing Deposits

MONEY MARKET DEPOSITS
The Bank, in conjunction with affiliated entities, launched the Merrill Lynch
Banking Advantage Program (now known as the "bank deposit sweep program") and a revised Retirement Asset Savings Program in June 2000. These programs sweep certain cash balances associated with affiliate customer relationships into separate money market deposit accounts and, in the case of the bank deposit sweep program, transaction accounts at the Bank. The weighted average interest rate for money market deposits effective at December 27, 2002, December 28,
2001, and December 29, 2000 was 0.9%, 1.5%, and 6.0%, respectively.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

TIME DEPOSITS
The weighted average interest rate for time deposits (including the effect of hedges) was 3.2% at December 27, 2002, and was 6.2% at December 28, 2001 and
December 29, 2000. Certain certificates of deposit are tied to various market indices. The Bank has entered into interest rate swap agreements to convert these indices into London Interbank Offered Rate ("LIBOR") based funding.

Time deposits at December 27, 2002 and December 28, 2001 include $355,518 and
$388,708, respectively, which are subject to a call option by the Bank.
Depositors are not permitted early withdrawal except for death or legal incapacity.

Deposits have maturities as follows:

                                 December 27,     December 28,
                                        2002            2001
Money market deposits and
NOW accounts                     $ 55,021,655     $59,034,508
Certificates of deposit:
One year or less                       99,322         331,501
After one year to two years           176,351          83,048
After two years to three years         20,653         138,370
After three years to four years        22,190           4,119
After four years to five years         17,097          20,424
Thereafter                            343,544         349,630
Total certificates of deposits        679,157         927,092
Total                            $ 55,700,812     $59,961,600

NOTE 9. Borrowed Funds
FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Financial data pertaining to federal funds purchased and securities sold under agreements to repurchase follows:

                                              Securities
                                              Sold under
                         Federal Funds        Agreements
                             Purchased        to Repurchase
2002
Maximum amount
outstanding at any
month end                  $ 1,260,000       $ 6,811,614
Average balance
for the year               $   628,353       $ 2,254,468
Weighted average
interest rate, end
of year                         1.25%            1.21%
Weighted average
interest rate during
the year                        1.65%            1.36%
2001
Maximum amount
outstanding at any
month end                  $   250,000       $ 1,122,088
Average balance
for the year               $    45,885       $    63,725
Weighted average
interest rate,
end of year                     1.75%               --
Weighted average interest
rate during the year            3.24%            3.99%
2000
Maximum amount
outstanding at any
month end                  $ 200,000         $ 1,198,382
Average balance
for the year                $ 12,761           $ 123,880
Weighted average interest
rate, end of year               6.56%               --
Weighted average interest
rate during the year            7.74%            6.75%

Federal funds purchased were $840,000 and $250,000 at December 27, 2002 and
December 28, 2001, respectively. Securities sold under agreements to repurchase were $5,623,083 and $0 at December 27, 2002 and December 28, 2001, respectively.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

ADVANCES FROM FHLB
As a member of the FHLB of Seattle, MLBUSA maintains a credit line that is a percentage of total qualifying assets, subject to collateralization requirements. Advances can be collateralized in the aggregate by deposits with the FHLB, certain mortgages or deeds of trust, securities of the U.S. Government and its agencies, and other qualifying investments. The maximum amount of credit that the FHLB will extend for purposes other than meeting withdrawals varies from time to time in accordance with their policies. The Bank has pledged collateral for its borrowings with a Blanket Pledge Agreement in favor of the
FHLB. Under the agreement, the Bank must maintain collateral at levels prescribed by the FHLB according to the nature of the collateral held by the
Bank.

Collateral levels prescribed by the FHLB amounted to $485,000 and $726,000 at
December 27, 2002 and December 28, 2001, respectively. The interest rates charged by the FHLB for advances vary depending upon maturity and the purpose of the borrowing.

Scheduled maturities of advances from FHLB were as follows:

                                 December 27,                    December 28,
                                         2002                            2001
                             Weighted Average                Weighted Average
                     Amount    Interest Rates        Amount    Interest Rates

Due within
one year           $400,000            1.31%      $600,000            1.90%
After one but
within three
years                 2,200            5.29%            --                --
After three but
within four years        --                --         2,200             5.29%
                   $402,200                        $602,200

Financial data pertaining to advances from the FHLB follows:

                                 For Years Ended
                         December 27,      December 28,       December 29,
                                2002               2001               2000
Weighted average
interest rate,
end of year                  1.33%             1.99%            5.29%
Weighted average
interest rate
during the year              1.58%             2.52%            5.29%
Average balance
for the year               $127,749           $ 12,365           $ 2,200
Maximum amount
outstanding at any
month end                  $652,200           $602,200           $ 2,200

NOTE 10. Subordinated Debt
In connection with a credit facility entered into during 1999 between the Parent and MLBUSA, MLBUSA may have either revolving advances under this agreement or term subordinated debt. Individual term subordinated advances cannot exceed
$100,000 and have a maturity of six years. The maturity date of each advance automatically extends each year such that the remaining term is never less than five years. Either the Parent or MLBUSA may determine not to automatically extend the maturity upon proper notification to the other. The interest rate charged is one month LIBOR plus 25 basis points. During December 2002, MLBUSA repaid the term subordinated debt to the Parent. The amount outstanding under the term subordinated debt at December 28, 2001 was $120,000.

Financial data pertaining to advances from the Parent follows:

                                 For Years Ended
                     December 27,        December 28,    December 29,
                             2002                2001            2000
Weighted average
interest rate,
end of year                    --              3.16%          7.56%
Weighted average
interest rate
during the year            2.13%              4.46%          6.95%
Average balance
for the year             $113,736            $ 92,802        $ 10,000
Maximum amount
outstanding at
any month end            $120,000            $120,000        $ 10,000

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

NOTE 11. Income Taxes

The income tax provisions are summarized as follows:

                             For Years Ended
               December 27,     December 28,   December 29,
                       2002             2001           2000
U.S. Federal:
Current           $ 451,904        $ 238,383       $ 97,838
Deferred           (49,981)         (50,036)       (13,119)
                    401,923          188,347         84,719
State and Local:
Current              48,931           10,150         11,071
Deferred           (10,267)          (5,961)          (341)
                     38,664            4,189         10,730
Total             $ 440,587        $ 192,536       $ 95,449

As part of the consolidated group, the Bank transfers to the Parent its current
U.S. Federal and state tax liabilities. Included in other liabilities at
December 27, 2002 and December 28, 2001 is a current income tax liability payable to the Parent of $157,582 and $71,203, respectively.

A reconciliation of the statutory U.S. Federal income tax rate to the Bank's effective tax rate is as follows:

                                                  Percentage of
                                                  Pre-tax Earnings
                                          2002        2001         2000
Statutory U.S. Federal income tax rate    35.0%       35.0%        35.0%
U.S. state and local income taxes,
net of U.S. Federal benefit                2.7         0.5          1.5
Dividend Received Deductions              (0.6)       (1.2)          0.0
Tax Credits and Tax Exempt Income         (0.1)       (0.1)        (0.2)
Other                                      0.1         0.3          1.4
Total                                     37.1%        34.5%        37.7%

Temporary differences that give rise to significant portions of the deferred tax assets/liabilities are summarized as follows:
                                    December 27,   December 28,
                                            2002           2001
Deferred tax assets:
Allowance for loan losses               $ 46,721       $ 34,208
Allowance for unfunded
loan commitments                          21,702         28,798
New account fees                           1,504          2,896
Net unrealized loss on securities
available-for-sale                        29,193          6,556
Gain on sale of mortgage
servicing assets                          18,058          6,903
Depreciation                               1,717          1,459
Deferred gains on swaps                   36,395             --
Mark-to-market on trading
assets/swaps                               1,288             --
LOCOM adjustment on
held for sale loans                        5,726             --
Other                                     26,806          3,214
Total deferred tax assets                189,110         84,034
Deferred tax liabilities:
Mark-to-market on cash flow hedges        13,149             --
Losses on swap terminations               23,641             --
Gains on sales of loans and other
related income                             7,828          4,315
Prepaid service fees                          --          8,029
Leasing                                      --              45
Other                                      9,835          1,214
Total deferred tax liabilities            54,453         13,803
Net deferred tax asset - included
in other assets                        $ 134,657       $ 70,231

Management evaluated the weight of available evidence and concluded that it is more likely than not that the Bank will realize the net deferred tax asset in future years.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

NOTE 12. Affiliated Party Transactions
The Bank enters into various transactions with the Parent and its affiliated companies in connection with its operations. The Bank's material affiliated party transactions (balances, income or expense in excess of $10,000) have been grouped into General Services, Lending/Investing, and Liquidity Management as
follows:
GENERAL SERVICES:
o The Bank's deposits are serviced by its affiliates, Merrill Lynch Money
Markets, Inc. and MLPF&S. The Bank's expense for these services totaled
$145,578, $136,153, and $47,455 in 2002, 2001, and 2000, respectively.

o All of the Bank's securities are held in custody by MLPF&S. Securities collateralizing certain loans receivable are also held by MLPF&S on behalf of the Bank.

o MLPF&S places deposits in the Bank as agent for brokerage  customers.
MLPF&S  typically  overfunds  customer  deposits  placed with the Bank,  but sometimes  underfunds  the  deposits.  The  Bank  pays  to,  or  receives  from,
MLPF&S  interest on the overfunding or  underfunding  of customer  deposits.
MLPF&S  overfunded  customer  deposits  with the Bank  totaling  $10,213 and
$28,196 at December 27, 2002 and December 28, 2001, respectively.  Interest paid to MLPF&S,  net of interest  received from  MLPF&S,  was $346, $126, and
$647 during 2002, 2001, and 2000, respectively.

o The current portion of U.S. Federal income taxes payable represents a liability to the Parent and is included in other liabilities. The total liability amount is $157,582 and $71,203 at December 27, 2002 and December 28,
2001, respectively. Deferred income tax benefits will reduce the amounts payable to the Parent in future periods.

o The Bank entered into a loan servicing  agreement with Merrill Lynch Bank
&  Trust Co.  ("MLB&T"),  a sister bank,  also controlled by the Parent, whereby the Bank agreed to service  loans owned by  MLB&T.  At December  27,
2002,  December 28, 2001, and December 29, 2000, the Bank was servicing loans in the amount of $0, $30,024, and $63,641, respectively, for MLB&T and received a fee of $103, $216, and $613, respectively, for these services.

o At December 27, 2002, the Bank had $25,000 (with a deductible of $500) of errors and omissions coverage and $200,000 (with no deductible) of fidelity bond insurance coverage in force with an affiliate.

o Beginning in 2002, the Bank serves as trustee for the Retirement Preservation
Trust and Equity Index Trust collective trust funds. The Bank has agreements with affiliates to perform transfer agent and advisory services for the funds.
Expenses for these services totaled $16,588 in 2002.

LENDING/INVESTING:  o The Bank issues  delayed  debit cards to customers of
MLPF&S.  The Bank funds draws as charges are made and receives  payment once each  month from the  customer  accounts.  In 2000,  the Bank  renegotiated  its agreement  whereby  MLPF&S  agreed to pay the Bank one month  LIBOR plus 100 basis  points on the  balance  of  advances.  Interest  income  totaled  $8,149,
$14,529,  and  $11,729  for 2002,  2001,  and 2000,  respectively.  Prior to the current agreement,  MLPF&S paid annual and setup fees to the Bank in lieu of interest  which  totaled  $7,479  in 2000.  Such  income  is  included  in other noninterest income.

o The Bank has agreements with affiliates, whereby the Bank originates and/or services loans on behalf of such affiliates. Fees earned under such agreements totaled approximately $18,571, $3,041, and $4,605 in 2002, 2001, and 2000,
respectively, and are included in servicing and other fees. Loans being serviced under such agreements, including master servicing, totaled approximately $1,207,
$110,203, and $210,730 at December 27, 2002, December 28, 2001, and December 29,
2000, respectively.

o During 2002, 2001, and 2000, the Bank, through its subsidiary MLCC, sold
$210,871, $893,685, and $325,079 of mortgage loans to affiliates and recognized
$5,339, $1,047, and $1,250, respectively, in gains on these sales.

o The Bank received and recognized income of $113,836 and $57,159 in referral fees from affiliated

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

companies in 2002 and 2001. The fees are associated with the issuance of unsecured commercial lines of credit by the Bank. Such income is included in noninterest income.

o During 2001, MLBUSA purchased certain mortgage and asset-backed securities, including interest rate swaps, from MLB&T. The total purchase price, which was at fair market value, was $1,409,927.

o During 2002, MLBUSA purchased, at fair market value, $21,801 of securities-based loans from MLB&T.

LIQUIDITY MANAGEMENT:
o During 1999, the Bank entered into a credit facility with its Parent in which the Parent provided a committed facility in the principal amount of $250,000.
However, the Parent, at its discretion, may extend additional credit to the Bank such that the aggregate amount owed to the Parent may be greater than $250,000.
The facility consists of a revolving credit loan and a term subordinated loan.
At December 27, 2002 and December 28, 2001, the balance on the revolving credit loan was $54,472, and $154,087, respectively, due upon demand. During December
2002, the Bank repaid the term subordinated loan. The balance of the term subordinated loan outstanding at December 28, 2001 was $120,000. During 2002,
2001, and 2000, the Bank paid a commitment fee for this facility of $110, $135, and $400, respectively. Interest is charged on these borrowings based upon the
Parent's prevailing cost of funds. This rate averaged 2.1%, 4.4%, and 6.6% for
2002, 2001, and 2000, respectively. The revolving credit loan amounts are included in payable to Parent and affiliated companies.

o The Bank had open interest rate swap agreements with two affiliates, Merrill
Lynch Capital Services and Merrill Lynch International, with notional amounts of approximately $3,192,408, $22,582,356, and $8,427,261 at December 27, 2002,
December 28, 2001, and December 29, 2000, respectively. Net interest expense generated from these swaps amounted to approximately $195,469, $153,735, and
$13,509 for 2002, 2001, and 2000, respectively, and are included as an addition to interest expense on deposits or as an offset to interest income on assets, as applicable. The related net receivable approximated $13,462 and $202,418 at
December 27, 2002 and December 28, 2001, respectively.

o As part of its liquidity  management process,  MLBUSA purchases and sells
Federal funds (Fed funds).  Some Fed funds purchases and sales  transactions are with  MLB&T.  Fed funds  interest  income  received  from  MLB&T was $8,
$1,537,  and $41 in 2002,  2001,  and 2000,  respectively.  Fed  funds  interest expense paid to MLB&T was $10,409, $1,291, and $973 in 2002, 2001, and 2000,
respectively.  At December 27, 2002 and December 28, 2001,  MLBUSA had purchased
$840,000 and $250,000, respectively, in Fed funds from MLB&T.

o As part of its investment and liquidity management process, MLBUSA will enter into an agreement to sell its securities and repurchase them at a later date for a specified price. These agreements, known as repurchase agreements, or repos, are a financing arrangement between the two parties. MLBUSA entered into such agreements from time to time with MLPF&S. During 2002 and 2001, MLBUSA sold
$5,623,083 and $5,947,733, respectively. No transactions were outstanding at
December 28, 2001. For the years 2002 and 2001 interest expense (included in other borrowings) paid to MLPF&S for the above was $30,577 and $2,548, respectively.

NOTE 13. Commitments, Contingencies,
and Guarantees

COMMITMENTS
In the normal course of business, the Bank enters into a number of off-balance sheet commitments. These commitments expose the Bank to varying degrees of credit risk, interest rate risk, and liquidity risk, and are subject to the same credit and risk limitation reviews as those recorded on the consolidated balance sheet.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

Credit Extension
The Bank enters into commitments to extend credit, standby letters of credit, and commercial letters of credit to meet the financing needs of its customers. A summary of the Bank's unfunded commitments to extend credit follows:

                              December 27,      December 28,
                                      2002              2001
Back-up lines of credit        $ 6,541,013       $ 4,061,672
Unused credit lines on
open-end loans                   2,759,039         2,414,736
Business loans                   2,749,778         2,532,783
Secured commercial loans         2,281,871                --
Mortgage loans                   1,612,782           666,191
Standby letters of credit          799,944           671,486
Loans collaterized by securities   623,089           409,447
Other                                6,560           102,236
Total                          $17,374,076      $ 10,858,551

Commitments to extend credit are legally binding, generally have specified rates and maturities, and are for specified purposes. The Bank manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes.

At December 27, 2002, states in which the amount of unfunded commitments exceeded 5% of total unfunded commitments are as follows:

                       2002
California               11%
New York                 10
Illinois                  8
Texas                     8
Connecticut               6

At December 27, 2002, commitments to the consumer products and services industry represented 13% of total unfunded commitments. At December 28, 2001, there were no unfunded commitments to any industry or geographical area greater than 5% of total unfunded commitments to lend.

Unfunded commitments to extend credit have contractual remaining maturities at
December 27, 2002 as follows:

                                            Expires in
                                      After 1           After 3
                                      Through           Through       After
                  1 Year or Less      3 Years           5 Years     5 Years

Back-up lines
of credit            $ 3,720,095    $ 774,008       $ 2,046,910         $--
Unused credit
lines on
open-end loans           351,770      551,858           509,077   1,346,334
Business loans         1,626,038      558,868           388,503     176,369
Secured
commercial loans       2,164,199      117,672                --          --
Mortgage loans         1,612,782           --                --          --
Standby letters
of credit                664,349      128,836             2,096       4,663
Loans collaterized
by securities            185,983      134,236           294,380       8,490
Other                         --        6,300               260          --
Total                $10,325,216  $ 2,271,778       $ 3,241,226   $ 1,535,856

The  Bank is also  committed  to fund  charges  resulting  from  MLPF&S customers'  use of delayed  debit cards issued by the Bank.  These  advances are collateralized by either cash on deposit at the Bank or cash and securities held in the customer's MLPF&S account.

For each of these types of instruments, the Bank's maximum exposure to credit loss is represented by the contractual amount of these instruments. Many of the commitments are collateralized and most are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent the risk of loss or future cash requirements.

Purchase and Sale
At December 27, 2002 and December 28, 2001, the Bank had commitments to purchase loans in the future in the amount of $2,564 and $4,441, respectively.

At December 27, 2002 and December 28, 2001, the Bank had commitments to sell
Federal funds to various banks in the future in the amount of $0 and $100,000, respectively.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

Operating Lease
The Bank leases office space and equipment under operating leases with various expirations through 2014. Minimum lease payments as of December 27, 2002 are as follows:

          December 27, 2002
2003                $ 1,534
2004                  1,490
2005                  1,514
2006                  1,547
2007                  1,587
Thereafter            8,712
Total              $ 16,384

Rental expense under operating leases included in occupancy and related depreciation approximated $1,817 in 2002, $2,072 in 2001, and $1,034 in 2000.

Other
MLBUSA's money market and time deposits are deposited at the Bank by
MLPF&S,  an  affiliate,  as agent for its  brokerage  customers.  The Bank's funding of its assets is dependent upon these brokered deposits,  and disruption of this relationship would adversely affect the Bank's operating results.

CONTINGENCIES
The Bank and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses. Management of the Bank, based on its review with counsel of development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings should not be material to the Bank's consolidated financial condition or results of operations.

GUARANTEES
MLBUSA provides guarantees to counterparties in the form of standby letters of credit. Standby letters of credit are obligations issued by the Bank to a third party where the Bank promises to pay the third party in the event of some defined failure by the Bank's customer. MLBUSA has also entered into a guarantee with a SPE in the form of a total return swap. The total return swap guarantees that the SPE's assets will be equal to a specified price at maturity of the swap.

These guarantees are summarized at December 27, 2002 as follows:

                       Maximum
Type of                Payout/          Carrying      Value of
Guarantee              Notional          Value      Collateral
Standby letters of
credit                 $ 799,944         $--        $ 200,432 (a),(b)
Total return swap
with SPE               $ 25,000(c)       $ 9        $  --

(a) Marketable securities delivered by customers to MLBUSA collateralize up to
$200,432 of the standby letters of credit.

(b) In the event MLBUSA funds the standby letters of credit, the Bank has recourse to customers on whose behalf the Bank issued the standby letter of credit in the amount of $599,512.

(c) The notional amount of the total return swap is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout.

Expiration information for these contracts is asfollows:

                     Maximum         Less
Type of              Payout/         than          1-3          4-5
Guarantee            Notional        1 Year        Years        Years
Standby letters
of credit            $ 799,944       $ 664,349     $ 128,836    $ 6,759
Total return swap
with SPE             $ 25,000(a)     $    --       $ 25,000     $--

(a) The notional amount of the total return swap is provided rather than the maximum payout amount, although the notional value should not be considered as a substitute for maximum payout.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

In connection with certain asset sales and securitization transactions, MLBUSA typically makes representations and warranties about the underlying assets conforming to specified guidelines. If the underlying assets do not conform to the specifications, MLBUSA may have an obligation to repurchase the assets or indemnify the purchaser against any loss. To the extent these assets were originated by others and purchased by the Bank, MLBUSA seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets. The Bank believes that the potential for loss under these arrangements is remote. Accordingly, no contingent liability is recorded in the consolidated financial statements.

NOTE 14. Capital Requirements
MLBUSA is subject to various regulatory capital requirements administered by
U.S. Federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MLBUSA's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action,
MLBUSA must meet specific capital guidelines that involve quantitative measures of MLBUSA's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. MLBUSA's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 27, 2002 and December 28, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 27, 2002, the most recent notification from the Federal Deposit
Insurance Corporation categorized MLBUSA as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," MLBUSA must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed MLBUSA's category.

On November 29, 2001, the Federal banking agencies issued an amendment to the risk-based capital rules providing for a lower risk-weighting of asset-backed securities (including mortgage-backed securities) that are investment grade and meet certain specified conditions. MLBUSA adopted the amendment in full in
December 2001.

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                 Minimum to be
                                                                                                 "Well Capitalized" Under
                                                                    Minimum for Capital          Prompt Corrective
                                                        Actual      Adequacy Purposes            Action Provisions
                                          Amount        Ratio       Amount       Ratio           Amount         Ratio

December 27, 2002
Total capital (Tier 1 + Tier 2) to
risk-weighted assets                     $3,924,379     12.04%       $2,606,815   8.0%           $3,258,519     10.0%
Tier I capital to risk-weighted assets   $3,739,533     11.48%       $1,307,407   4.0%           $1,955,111      6.0%
Tier I capital to average assets         $3,739,533      5.35%       $2,793,523   4.0%           $3,491,903      5.0%
December 28, 2001
Total capital (Tier 1 + Tier 2) to
risk-weighted assets                     $3,854,926     15.42%       $1,999,868   8.0%          $2,499,835      10.0%
Tier I capital to risk-weighted assets   $3,571,848     14.29%       $  999,934   4.0%          $1,499,901       6.0%
Tier I capital to average assets         $3,571,848      5.60%       $2,550,365   4.0%          $3,187,956       5.0%

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

In April, 2001, MLBUSA entered into a synthetic securitization of specified reference portfolios of asset-backed securities ("ABS") owned by the Bank totaling up to $20,000,000 in aggregate. This synthetic securitization was terminated effective May 15, 2002 and, therefore, has no effect on MLBUSA's
December 27, 2002 ratios. For the synthetic securitization, all ABS in the reference portfolios were rated AAA and all were further insured as to principal and interest payments by an insurer rated AAA. The synthetic securitization allowed MLBUSA to reduce the credit risk on the respective reference portfolios by means of a credit default swap with a bankruptcy remote special purpose vehicle ("SPV"). In turn, the SPV issued a $20,000 credit linked note to unaffiliated buyers. This transaction resulted in a reduction in MLBUSA's
December 28, 2001 risk-weighted assets. MLBUSA retained a first risk of loss equity tranche of $1,000 in the transaction.

As a result of the transaction, MLBUSA was able to reduce risk-weighted assets by $211,000 at December 28, 2001, thereby increasing its Tier I capital to risk weighted assets and Total capital ratios by 12 and 13 basis points, respectively.

In the absence of the synthetic securitization, the Bank's Tier 1 capital to risk weighted assets ratio would have been calculated as 14.17% rather than the reported amount of 14.29% in 2001. Also, the Bank's Total capital ratio would have been calculated as 15.29% rather than the reported amount of 15.42% in
2001. The Bank's specified reference portfolio consisted of approximately
$263,992 of ABS at December 28, 2001. In addition, the Bank has an internal economic capital assessment process that defines the institution to be adequately capitalized at an appropriate insolvency probability. The transfer of risk through this synthetic securitization resulted in a reduction of the Bank's economic capital assigned to these ABS of approximately $21,119 as of December
28, 2001.

NOTE 15. Cash and Dividend Restrictions

CASH
Federal Reserve Board regulations require reserve balances on certain deposits to be maintained with the Federal Reserve Bank. The average required reserve was
$161,772 and $165,033 in 2002 and 2001, respectively.

DIVIDENDS
The Bank is chartered under the laws of the State of Utah and its deposits are insured by the FDIC. Under Utah law, the Bank may not pay a dividend out of net profits until it has (1) provided for all expenses, losses, interest, and taxes accrued or due from the Bank and (2) transferred to a surplus fund 10% of its net profits before dividends for the period covered by the dividend, until the surplus reaches 100% of its capital stock. For purposes of these Utah dividend limitations, the Bank's capital stock is $1,000 and its capital surplus exceeds
100% of capital stock.

Under FDIC regulations, the Bank may not pay any dividend if, following the payment of the dividend, the Bank would be "undercapitalized," as defined under the Federal Deposit Insurance Act and applicable regulations.

The Bank complied with the aforementioned dividend restrictions for the years ended December 27, 2002, December 28, 2001, and December 29, 2000. The Bank
declared $580,000 and $219,000 in dividends during 2002 and 2001, respectively.

NOTE 16. Employee Benefit Plans
The Bank provides retirement benefits to its employees under defined contribution plans sponsored by the Parent, consisting of the Retirement
Accumulation Plan, the Employee Stock Ownership Plan, and the 401(k) Savings and
Investment Plan. These plans cover substantially all employees who have met age and service requirements.

Employee retirement expense allocated to the Bank was approximately $1,885,
$1,555, and $1,913 for the years ended December 27, 2002, December 28, 2001, and
December 29, 2000, respectively.

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

NOTE 17. Derivatives

MLBUSA uses derivative instruments to manage its interest rate risk position.
The types of derivative instruments used and the Bank's accounting for those instruments are discussed in Note 1.

MLBUSA's derivative positions at year end 2002 and 2001 were as follows:

                                         December 27, 2002                 December 28, 2001
                                         Notional       Fair Value         Notional      Fair Value

Interest rate swaps
(Bank receives fixed/pays floating):
One year or less                         $2,150,000     $29,104            $12,712,841   $327,224
One to two years                            253,978      11,904                400,000    (2,963)
Two to three years                               --          --                503,978        532
Three to four years                       1,500,000      17,848                    --         --
Four to five years                          156,809       1,478                410,000      4,125
Greater than five years                     320,000      10,542                320,000    (1,211)
Total                                    $4,380,787     $70,876            $14,346,819   $327,707

Interest rate swaps (Bank receives floating/pays fixed):
One year or less                         $1,253,571    $(26,792)            $1,470,606   $(24,897)
One to two years                          2,812,951    (100,119)             4,567,330   (151,564)
Two to three years                        1,562,190     (82,955)             4,201,121   (111,612)
Three to four years                       1,494,964     (70,232)             1,137,530    (38,558)
Four to five years                        3,942,035     (96,480)             1,423,056     (3,436)
Greater than five years                   4,633,791    (714,908)             5,738,799   (227,976)
Total                                    $15,699,502   $(1,091,486)        $18,538,442  $(558,043)

Interest rate swaps (Bank receives basis/pays floating):
One year or less                         $    26,200   $    (1,423)        $23,000      $(203)
One to two years                              15,000        (2,033)         26,200      4,033
Two to three years                                --             --         15,000      4,465
Total                                    $    41,200   $    (3,456)        $64,200     $8,295
Interest rate options:
One year or less                         $    17,500    $       875        $15,000       $450
Forward rate agreements:
One year or less                         $        --     $       --        $8,000,000    $ (187)
Credit default swaps:
One year or less                         $   365,000     $      121        $8,333        $477
One to two years                             242,500           5,683       40,000       1,011
Two to three years                           177,500           5,832          --         --
Three to four years                          306,000          12,933       55,000       3,204
Four to five years                           977,000          49,924      217,500      20,369
Total                                     $2,068,000     $    74,493    $ 320,833    $ 25,061
Foreign exchange forward contracts:
One year or less                        $    283,210     $    (7,829)   $  12,271     $(201)
To-be-announced security forward contracts:
One year or less                        $    575,000     $    (5,805)   $      --     $   --
Weighted average receivable interest rate      2.08%                       2.99%
Weighted average payable interest rate       (4.20) %                     (4.16) %

F I N A N C I A L   S T A T E M E N T S

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
For the Years Ended December 27, 2002, December 28, 2001 and December 29, 2000

NOTE 18. Fair Value of Financial Instruments

The carrying and estimated fair value amounts of the Bank's financial instruments are summarized as follows:

                                            December 27, 2002             December 28, 2001
                                            Carrying      Estimated         Carrying      Estimated
                                            Amount        Fair Value        Amount        Fair Value

Assets
Cash, due from banks and cash equivalents   $ 146,191     $ 146,191        $ 722,527      $ 722,527
Federal funds sold and securities purchased
    under agreements to resell                     --            --           65,102         65,102
Trading assets                                666,440       666,440        3,226,117      3,226,117
Securities                                 40,656,244    40,656,244       48,912,184     48,922,184
Loans held for sale                         3,360,541     3,390,228          319,289        319,289
Loans receivable, net                      21,593,722    21,663,988       11,654,011     11,630,325
Accrued interest receivable                   233,405       233,405          171,484        171,484
Investment in Federal Home Loan Bank stock     75,749        75,749           47,441         47,441
Cash delivered to collateralize derivative
obligations                                   864,262       864,262             --                --
Derivative assets                                  --            --           50,991         50,991

Liabilities
Money market deposit accounts              $55,021,655   $55,021,655     $59,034,508      $59,034,508
Time deposits                                  679,157       692,932         927,092          937,851
Federal funds purchased and securities sold
     under agreements to repurchase          6,463,083     6,463,083         250,000          250,000
Advances from Federal Home Loan Bank           402,200       402,365         602,200          602,222
Long-term subordinated debt to Parent               --            --         120,000          120,000
Accrued interest payable                        35,525        35,525          77,274           77,274
Payable to Parent and affiliated companies     147,193       147,193         188,363          188,363
Derivative liabilities                         996,366       996,366         264,988          264,988

Cash equivalents, federal funds sold and securities purchased under agreements to resell, trading assets, securities, accrued interest receivable, FHLB stock, cash delivered to collateralize derivative obligations, and derivative assets are carried at amounts that approximate fair value. Fair values for the Bank's securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. For the Bank's loans held for sale and loans receivable, estimated fair values are based on quoted market prices and discounted cash flows using rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Money market deposit accounts, federal funds purchased and securities sold under agreements to repurchase, short-term advances from Federal Home Loan Bank, long-term subordinated debt to Parent, accrued interest payable, and payable to
Parent and affiliated companies, and derivative liabilities are carried at amounts which approximate fair value.

Fair values for fixed-rate time deposits and long-term advances from Federal
Home Loan Bank are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and advances to a schedule of expected monthly maturities of these time deposits and advances.
Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter ("OTC") derivative financial instruments, principally forwards, options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services.

M A N A G E M E N T ' S   R E P O R T

                                                Merrill Lynch Bank USA
                                                Administrative Offices
                                                15 W. South Temple, Ste. 300
                                                Salt Lake City, Utah 84101
                                                (801) 526-8300
                                                (800) 635-5281
                                                Fax: (801) 521-6466
                                                Fax: (801) 363-8611

MANAGEMENT'S REPORT

February 24, 2003

To the Federal Deposit Insurance Corporation, Utah Department of Financial
Institutions and Audit Committee of Merrill Lynch Bank USA:

Financial Statements
The management of Merrill Lynch Bank USA (the "Bank") is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, as such, include amounts based on informed judgements and estimates made by management.

Internal Control
Management is responsible for establishing and maintaining effective internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both accounting principles generally accepted in the United States of America and the Federal Financial Institutions
Examination Council Instructions for Consolidated Reports of Condition and
Income (the "Call Report Instructions"). The internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed the institution's internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both accounting principles generally accepted in the United States of America and Call Report Instructions, as of December 27, 2002. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Based on this assessment, management believes that the Bank maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United States of America and Call Report Instructions, as of December 27,
2002.

M A N A G E M E N T ' S   R E P O R T

MANAGEMENT'S REPORT (continued)

Compliance With Laws and Regulations
Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation ("FDIC") as safety and soundness laws and regulations.

Management assessed its compliance with the designated safety and soundness laws and regulations for the year ended December 27, 2002 and has maintained records of its determinations and assessments as required by the FDIC. Management identified that one residential mortgage loan was made to a Board of Directors member without the prior approval of the Board of Directors. The loan was subsequently approved by the Board of Directors. Based on this assessment, except for the violation previously noted, management believes that the Bank has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 27, 2002.

/s/ Preston L. Jackson                          /s/ Mark S. Leiman

Preston L. Jackson                              Mark S. Leiman
President and Chief Executive Officer           First Vice President and Chief
Merrill Lynch Bank USA                          Financial Officer

I N D E P E N D E N T   A C C O U N T A N T S '   R E P O R T

INDEPENDENT ACCOUNTANTS' REPORT To the Audit Committee of Merrill Lynch Bank USA
Salt Lake City, Utah:

We have examined management's assertion, included in the accompanying
"Management's Report," that Merrill Lynch Bank USA maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United
States of America and the Federal Financial Institutions Examination Council
Instructions for Consolidated Reports of Condition and Income (the "Call Report
Instructions") as of December 27, 2002 based on the criteria established in
Internal Control - Integrated Framework issued by the Committee of Sponsoring
Organizations of the Treadway Commission (the "COSO Report"). Management is
responsible for maintaining effective internal control over financial reporting.
Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and,
accordingly, included obtaining an understanding of internal control over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over financial reporting to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that Merrill Lynch Bank USA maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United States of America and the Call Report Instructions as of
December 27, 2002, is fairly stated, in all material respects, based on the criteria established in the COSO Report.

/s/ Deloitte & Touche LLP

February 24, 2003